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                                                                    EXHIBIT 99.1


                    ECHOSTAR ASSUMES CONTROLLING EQUITY STAKE
                                   IN STARBAND

     AGREEMENT INCLUDES ADDITIONAL $50 MILLION INVESTMENT AND COMMITMENT TO
                        LAUNCH NEXT GENERATION SATELLITE


MCLEAN, VA., LITTLETON, COLO., AND PETAH TIKVA, ISRAEL - JULY 11, 2001 - StarBand Communications Inc., EchoStar Communications Corporation (Nasdaq: DISH) and Gilat Satellite Networks Ltd. (Nasdaq: GILTF) today announced that EchoStar has increased its equity stake in StarBand to a 32 percent ownership position, which will increase to 60 percent upon commencement of the construction of StarBand's next generation satellite. EchoStar, the parent company of DISH Network(TM), the nation's fastest growing pay television provider, is an original investor and one of the largest distribution channels for StarBand - the nation's first two-way, always-on, high-speed satellite-delivered Internet service. This agreement continues EchoStar's strategy to offer a complete bundled package of Internet, programming and interactive television services to its more than 6 million U.S. DISH Network customers.

In exchange for its increased equity stake, EchoStar will invest an additional $50 million in cash in StarBand. EchoStar has also made a commitment to launch a next generation satellite that will serve the growing consumer demand for high-speed Internet access and improve cost efficiencies for both companies. Gilat will provide EchoStar with proprietary satellite design technology and the engineering expertise necessary to construct and operate the satellite, which will be uniquely suited for two-way, high-speed Internet access. Construction of the satellite is expected to begin by the end of this year.

"We are very excited that EchoStar has reinforced its commitment to StarBand with increased funding and critical infrastructure investment," said Zur Feldman, StarBand's co-chairman and CEO. "EchoStar's DISH Network is a company that provides StarBand with strong distribution, satellite expertise, attractive product bundling opportunities and first-hand knowledge about how to grow quickly and efficiently."

Feldman continued, "EchoStar's financial commitment, together with the recently released StarBand Model 360(TM) satellite modem, will allow us to build on our momentum and enable StarBand to focus on delivering the high-speed Internet revolution to all U.S. consumers, no matter where they live."

"This is an important milestone for StarBand, EchoStar and Gilat," said Yoel Gat, Gilat's chairman and CEO. "It highlights EchoStar's commitment to satellite-delivered, high-speed Internet. It also reinforces Gilat's global strategy to provide the most advanced VSAT technology on a wholesale basis to the consumer and SOHO markets through StarBand in North America and through other operators throughout the world."

"Our investment in StarBand is an investment in the future of our customers," said Charlie Ergen, chairman and CEO of EchoStar. "StarBand is a true national solution for consumers seeking high-speed Internet and satellite TV, all on a single dish and at one price. StarBand was first to market last year with two-way satellite delivery of the Internet and has since proven reliability of its technology and the strength of consumer demand."

EchoStar will have four out of seven seats on the StarBand Board of Directors, and Gilat Satellite Networks Ltd. will have the three remaining board seats. Gilat has designated current StarBand directors, Yoel Gat, chairman of Gilat, Zur Feldman, CEO of StarBand, and Brian Friedman of ING Furman Selz Investments as directors of StarBand.



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StarBand recently announced the launch of its third-generation product, the
StarBand Model 360(TM) satellite modem, a sleek, consumer-friendly product that provides greater connectivity options than its predecessor, the StarBand Model 180(TM). DISH Network retailers will begin selling the StarBand Model 360(TM) later this month. For more information on how to purchase StarBand Internet service, visit www.dishnetwork.com or www.starband.com.

StarBand, EchoStar and Gilat's boards of directors have approved the transaction. The transaction is subject to customary regulatory approval and is expected to close within a month.

ABOUT ECHOSTAR COMMUNICATIONS CORP.

DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as fully MPEG-2/DVB compliant hardware and installation. DISH Network was ranked number one in overall customer satisfaction among cable/satellite TV subscribers by J.D. Power and Associates in 1999 and 2000. EchoStar is included in the Nasdaq-100 Index (NDX), which contains the largest non-financial companies on the Nasdaq Stock Market. DISH Network currently serves over 6 million customers.

ABOUT GILAT SATELLITE NETWORKS LTD.

Gilat Satellite Networks Ltd., with its global subsidiaries Spacenet Inc., Gilat Europe and Gilat Latin America, is a leading provider of telecommunications solutions based on VSAT satellite network technology. The Company provides satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, and markets interactive broadband data services. SkyBlaster(tm), Skystar Advantage*, DialAw@y IP(tm) and FaraWay(tm) are trademarks or registered trademarks of Gilat Satellite Networks Ltd. or its subsidiaries. Visit Gilat at www.gilat.com.

ABOUT STARBAND COMMUNICATIONS INC.

StarBand Communications Inc. is America's first nationwide provider of two-way, always-on, high-speed Internet access via satellite to residential customers. Founded in early 2000, StarBand's investors and strategic partners include EchoStar Communications Corporation, Gilat Satellite Networks Ltd., Microsoft Corporation, and ING Furman Selz Investments. StarBand has exclusive rights to Gilat's two-way, high-speed Internet technology to consumers in the United States and Canada. StarBand Communications is based in McLean, Virginia. Visit StarBand at www.starband.com. StarBand is a trademark and service mark of StarBand Communications Inc.



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                                      # # #

MEDIA CONTACTS:

STARBAND COMMUNICATIONS:
Sandy Colony
(703) 245-6410
sandy.colony@starband.com

GILAT MEDIA CONTACT:
Stan Schneider, Schneider Communications
954-435-3310;
stan@schneidercom.com

GILAT INVESTOR CONTACT:
Magda Gagliano, RF Binder Partners
212-593-6319; magda.gagliano@rfbinder.com

ECHOSTAR COMMUNICATIONS CORP.
Judianne Atencio
303-723-2010
judianne.atencio@echostar.com

Marc Lumpkin
303-723-2020
marc.lumpkin@echostar.com